EXHIBIT 99.1

Sally Pedreiro MoSys, Inc. Sunnyvale, CA +1 (408) 731-1832 spedreiro@mosys.com	Beverly Twing Director, Investor Relations Shelton Group +1 (972) 239-5119 x126 btwing@sheltongroup.com

COO RESIGNS FROM MOSYS

SUNNYVALE, Calif. — Dec 4, 2007 — MoSys, Inc. (Nasdaq: MOSY), a leading provider of high-density embedded memory and other IP solutions, has announced that Mehdi Bathaee resigned from the Company as an employee and chief operating officer on December 3, 2007.  Mr. Bathaee joined the Company in August 2007 in connection with its acquisition of mixed signal integrated circuit designs and related assets from Atmel Corporation and a corporation controlled by Mr. Bathaee, who continued to manage the acquired business and then was additionally appointed chief operating officer on October 1, 2007. Pending a complete review of the Company’s operations and organizational structure, the Company’s new CEO, Len Perham, will assume all of the responsibilities that had been delegated to the chief operating officer, and the Company’s vice president of engineering, Hem Hingarh, temporarily will oversee the mixed signal design domestic and foreign engineering operations.

ABOUT MOSYS, INC.

Founded in 1991, MoSys (NASDAQ: MOSY), develops, licenses and markets innovative memory and analog/mixed-signal technologies for semiconductors. MoSys’ patented 1T-SRAM and 1T-FLASH technologies offer a combination of high density, low power consumption, high speed and low cost unmatched by other available memory technologies. 1T-SRAM technologies also offer the familiar, refresh-free interface and high performance for random address access cycles associated with traditional SRAMs. In addition, these technologies can reduce operating power consumption by a factor of four compared with traditional SRAM technology, making them ideal for embedding large memories in System on Chip (SoC) designs. MoSys’ licensees have shipped more than 135 million chips incorporating 1T-SRAM embedded memory technologies, demonstrating excellent manufacturability in a wide range of silicon processes and applications. MoSys’ analog/mixed-signal products feature a number of industry firsts, including the first DVD front end IP to support both Blu-ray (BD) and HD DVD formats. Using MoSys IP, system vendors can achieve best-in-class price/performance in markets such as home entertainment and graphics applications; mobile consumer devices; and networking and storage equipment. MoSys is headquartered at 755 N. Mathilda Avenue, Sunnyvale, California   94085. More information is available on MoSys’ website at http://www.mosys.com.

MoSys was founded in 1991, and had its initial public offering in 2001 (Nasdaq:MOSY). The company is headquartered in Sunnyvale, California at 755 N. Mathilda Avenue, Sunnyvale, California 94085. More information is available on MoSys’ website at http://www.mosys.com.

1T-SRAM®, 1T-FLASH™, and GigaCell™ are registered trademarks of MoSys, Inc.